Exhibit 10.1

SETTLEMENT AND MUTUAL RELEASE AGREEMENT

THIS SETTLEMENT AND MUTUAL RELEASE AGREEMENT (the "Agreement") dated as of July 29, 2020 (the “Effective Date”), is made by and between IIOT-OXYS, Inc., a Nevada corporation (the “Company”) and Crown Bridge Partners, LLC, a New York limited liability company (the "Lender") (together with the Company, the “Parties”).

WHEREAS, on August 29, 2019, the Company issued the Lender a note in the principal amount of $105,000 (the “Note”), of which the first tranche of $35,000 was funded in September of 2019 (the “First Tranche”) and the second tranche of $35,000 was funded in May of 2020 (the “Second Tranche”);

WHEREAS, in connection with the funding of the First Tranche and Second Tranche under the Note, the Company issued those certain common stock purchase warrants to Lender (the “Warrants”); and

WHEREAS, the Note and the Warrants were issued pursuant to the Securities Purchase Agreement dated August 29, 2019 between the Company and the Lender (the “SPA”).

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Cash Payment. On or before July 31, 2020 (the “Deadline”), the Company shall pay USD$100,000.00 by wire transfer to the Lender pursuant to the wiring instructions attached hereto as Exhibit A (the “Cash Payment”), for the full extinguishment of the remaining principal amount, accrued interest, and penalties under the Note as well as the full extinguishment of all remaining unexercised Warrants.

2.                  Release of Reserve. So long as the Company pays the Cash Payment to Lender on or before the Deadline, Lender will release all reserved shares of the Company’s common stock under the reserve letter entered into with the Company’s transfer agent with respect to the Note and Warrants.

3.                  Rescission of Settlement. Notwithstanding anything in this Agreement to the contrary, in the event that the Company fails to comply with all of the terms of this Agreement, the Lender may declare this Agreement null and void and of no further force or effect.

4.                  Mutual Release.

a.	So long as the Company fully complies with the terms of this Agreement, the Lender hereby irrevocably and unconditionally releases the Company and its past, present and future officers, directors, agents, consultants, employees, representatives, attorneys, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Company Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Lender or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Company Released Parties for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the Effective Date with respect to the Note, the Warrants, and the SPA (collectively, the “Lender Released Claims”).

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b.	The Company hereby irrevocably and unconditionally releases the Lender and its past, present and future officers, directors, agents, consultants, employees, representatives, attorneys, investors, and insurers, as applicable, together with all successors and assigns of any of the foregoing (collectively, the “Lender Released Parties”), of and from all claims, demands, actions, causes of action, rights of action, contracts, controversies, covenants, obligations, agreements, damages, penalties, interest, fees, expenses, costs, remedies, reckonings, extents, responsibilities, liabilities, suits, and proceedings of whatsoever kind, nature, or description, direct or indirect, vested or contingent, known or unknown, suspected or unsuspected, in contract, tort, law, equity, or otherwise, under the laws of any jurisdiction, that the Company or its predecessors, legal representatives, successors or assigns, ever had, now has, or hereafter can, shall, or may have, against the Lender Released Parties, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world through, and including, the Effective Date with respect to the Note, the Warrants, and the SPA (collectively, the “Company Claims”).

c.	The Lender understands that this releases claims that the Lender may not know about with respect to the Note, the Warrants, and the SPA. This is the Lender’s knowing and voluntary intent, even though the Lender recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though it might then regret having signed this Agreement.

d.	The Company understands that this releases claims that the Company may not know about with respect to the Note, the Warrants, and the SPA. This is the Company’s knowing and voluntary intent, even though the Company recognizes that someday it might learn that some or all of the facts that it currently believes to be true are untrue and even though it might then regret having signed this Agreement.

e.	So long as the Company fully complies with the terms of this Agreement, the Lender agrees that it will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with the Company with respect to all of the Lender Released Claims released herein arising from the beginning of the world up to and including the Effective Date (whether known or unknown to it and including any continuing effects of any acts or practices prior to the Effective Date).

f.	The Company agrees that it will not pursue, file or assert or permit to be pursued, filed or asserted any civil action, suit or legal proceeding seeking equitable or monetary relief (nor will it seek or in any way obtain or accept any such relief in any civil action, suit or legal proceeding) in connection with any matter concerning its relationship with the Lender with respect to all of the Company Claims released herein arising from the beginning of the world up to and including the Effective Date (whether known or unknown to it and including any continuing effects of any acts or practices prior to the Effective Date).

5.                  Miscellaneous.

a.	Notices. Any notices hereunder to the Company or the Lender shall be in writing. If sent by electronic mail, such notices shall be deemed to have been given when sent (provided that electronic confirmation of it being sent is received by the sender). If sent by hand delivery or special courier (e.g., Federal Express), such notices shall be deemed to have been given on the date of delivery thereof as reflected on written confirmation of such delivery. All notices shall be addressed as follows (or to such other address or addresses of which any party shall provide written notice to the other parties hereto).

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If to the Company:

IIOT-OXYS, Inc.

705 Cambridge Street

Cambridge, MA 02141

Attn: Clifford Emmons, Chief Executive Officer

Email: cliff.emmons@oxyscorp.com

If to the Lender:

Crown Bridge Partners, LLC

1173a 2nd Avenue, Suite 126

New York, NY 10065

Email: Info@CrownBridgeCapital.com

b.	Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the Company and the Lender.

c.	Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

d.	Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

e.	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the Parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

f.	Construction. The Parties agree that each of them and/or their respective counsel have reviewed and had an opportunity to revise this Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the this Agreement or any amendments thereto.

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g.	Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the Nevada, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be commenced exclusively in the state or federal courts located in New York, NY. Each party hereby irrevocably submits to the exclusive jurisdiction of the state or federal courts sitting in New York, NY for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

h.	Non-Disparagement. The Company shall not in any written or oral communications with any third party, including but not limited to any credit reporting agency, investor, vendor, lender, social media, media, or service provider, through any medium, whether tangible, electronic, or otherwise, criticize, ridicule or make any statement which, directly or indirectly, disparages, causes any harm to, or negatively affects the Lender Released Parties. The Company shall not express any negative opinions of the Lender Released Parties. The provision shall be construed broadly and shall govern any written or oral communications, express or implied, made concerning any of the Lender Released Parties and/or the Lender Released Parties’ business.

i.	Confidentiality. Except as required by law, the existence and terms of this Agreement shall be strictly confidential and shall not be disclosed by the Parties, or their representatives, to anyone or any entity under any circumstances, except to the Parties’ respective attorneys. All the terms of this Agreement, including but not limited to this provision, are material terms of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

IIOT-OXYS, INC.

/s/ Clifford L. Emmons

By: Clifford Emmons

Title: Chief Executive Officer

CROWN BRIDGE PARTNERS, LLC

/s/ Seth Ahdoot

By: Seth Ahdoot

Title: Member

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Exhibit A

Account Name:	Crown Bridge Partners, LLC

ABA Routing Number:	_____________________

Account Number:	Please Call

Bank Name:	Customers Bank

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